                                                                    Exhibit 23.5


                          INDEPENDENT AUDITORS' CONSENT


We consent to incorporation by reference in the registration statement on Form S-4 Amendment No. 1 of AT&T Wireless Services, Inc. to be filed on or about December 20, 2001 of our report dated February 9, 2001, except for the third and last paragraphs of Note 19 which are as of February 26, 2001, relating to the consolidated balance sheet of Tritel, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from November 14, 2000 through December 31, 2000 (not separately included therein), which report appears in the December 31, 2000, annual report on Form 10-K of TeleCorp PCS, Inc.



/s/ KPMG LLP


Jackson, Mississippi


December 20, 2001